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                                                                   EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated April 29, 1999, except for the fourth paragraph of Note 2 and the second paragraph of Note 8 as to which the date is July 14, 1999, relating to the consolidated financial statements, which appears in Perfumania, Inc.'s Annual Report on Form 10-K for the year ended January 30, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP

Miami, Florida
April 25, 2000


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